Exhibit 99.1

AMC NETWORKS INC. REPORTS SECOND QUARTER 2015 RESULTS

Second Quarter Highlights(1):

•	Net revenues increased 15.1% to $601 million

•	AOCF[2] increased 21.9% to $191 million

•	Operating income increased 22.7% to $159 million
New York, NY - August 6, 2015: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2015.

"AMC Networks had a strong second quarter, with double digit growth in revenues, AOCF and operating income driven by our continued focus on investing in high-quality programming,” said Josh Sapan, President and Chief Executive Officer of AMC Networks. "In addition to maintaining our core content strategy, we have become more of an owner of content; we have closely aligned ourselves with a premier producer of content through our BBC AMERICA joint venture; and we have expanded our global distribution footprint to include 140 countries and territories. This strategic approach has enabled us to diversify our sources of revenue and has set us up well for an increasingly digital future, one in which consumers exercise more choice and control over every minute of television they watch. We believe this strategy will continue to allow us to create value for our shareholders in the near, mid and long term."

Second quarter net revenues increased 15.1%, or $79 million, to $601 million over the second quarter of 2014, led by 22.8% growth at National Networks which was partially offset by a decrease of $12 million at International and Other. Adjusted Operating Cash Flow (“AOCF”)2 totaled $191 million, an increase of 21.9%, or $34 million, versus the prior year period. National Networks AOCF increased 33.3% and International and Other AOCF decreased $11 million versus the prior year period. Operating income was $159 million, an increase of 22.7%, or $29 million, versus the prior year period. The operating income increase resulted from 33.9% growth at National Networks partially offset by an increase of $13 million in operating loss at International and Other. As discussed in the “Other Matters” section of this release, results reflected the impact of the BBC AMERICA acquisition.

For the six months ended June 30, 2015, net revenues increased $223 million, or 21.3%, to $1.270 billion, AOCF increased $127 million, or 39.0%, to $451 million, and operating income increased $112 million, or 40.6%, to $390 million.

Second quarter net income from continuing operations was $83 million ($1.14 per diluted share), compared with $60 million ($0.83 per diluted share) in the second quarter of 2014. The increase was primarily related to the growth in operating income and an increase in miscellaneous, net income related to foreign currency transaction gains.

1. Comparative results affected by the BBC AMERICA acquisition in 2014.
2. See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Exhibit 99.1

Net income from continuing operations for the six months ended June 30, 2015 was $204 million ($2.81 per diluted share), compared with $132 million ($1.83 per diluted share) in the prior year period.

Net cash provided by operating activities was $190 million for the six months ended June 30, 2015, an increase of $13 million from the prior year period. The increase was primarily the result of the improved operating performance partially offset by an increase in tax payments. Free Cash Flow3 for the six months ended June 30, 2015 was $157 million, a decrease of $2 million from the prior year period. The decrease reflects the increase in net cash provided by operating activities offset by an increase in capital expenditures over the prior year period.

Segment Results

(Dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
Net revenues:
National Networks	$488,608	$398,004	22.8%	$1,051,455	$846,684	24.2%
International and Other	112,883	124,600	(9.4)	219,239	201,178	9.0
Inter-segment eliminations	(353)	(511)	30.9	(874)	(1,215)	28.1
Total net revenues	$601,138	$522,093	15.1%	$1,269,820	$1,046,647	21.3%

AOCF:
National Networks	$182,553	$136,918	33.3%	$435,811	$314,664	38.5%
International and Other	8,610	19,537	(55.9)	14,289	8,488	68.3
Inter-segment eliminations	166	464	(64.2)	447	873	(48.8)
Total AOCF	$191,329	$156,919	21.9%	$450,547	$324,025	39.0%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV.

National Networks revenues for the second quarter 2015 increased 22.8% to $489 million, AOCF grew 33.3% to $183 million, and operating income rose 33.9% to $168 million, all compared to the prior year period.

National Networks revenues for the six months ended June 30, 2015 increased 24.2% to $1.051 billion, AOCF grew 38.5% to $436 million, and operating income rose 38.8% to $408 million, all compared to the prior year period.

Second quarter growth in revenues was led by a 29.3% increase in distribution revenues to $303 million. The increase in distribution revenues was primarily attributable to increases in affiliate fees, including the inclusion of BBC AMERICA, as well as increases in digital, licensing and home video revenues. Advertising revenues increased 13.4% to $186 million. The growth in advertising revenues reflected the inclusion of BBC AMERICA in the current year period as well as strong growth at WE tv, IFC and SundanceTV.

Second quarter AOCF increased 33.3% to $183 million reflecting the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to the inclusion of BBC AMERICA in the current year period as well as higher programming expenses at the other domestic networks. The operating income increase reflected the growth in AOCF partially offset by an increase in amortization expense.

3. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing digital content distribution initiatives.

International and Other revenues for the second quarter of 2015 decreased $12 million to $113 million, AOCF declined $11 million to $9 million, and operating income decreased $13 million to a loss of $9 million, all compared to the prior year period.

International and Other revenues for the six months ended June 30, 2015 increased $18 million to $219 million, AOCF improved $6 million to $14 million, and operating loss increased $1 million to a loss of $19 million, all compared to the prior year period.

The decrease in second quarter revenues reflected a decline at AMC Networks International primarily related to foreign currency fluctuations.

Second quarter AOCF principally reflected the decline in revenues as operating expenses were essentially flat. The operating loss reflected the decrease in AOCF as well as an increase in amortization expense.

Other Matters

BBC AMERICA Transaction

As previously disclosed, on October 23, 2014, the Company entered into a long-term equity partnership agreement with BBC Worldwide. Under the terms of the agreement, the Company invested $200 million to acquire a 49.9% equity stake in the cable channel BBC AMERICA. The Company has operational control of BBC AMERICA and its results are included in the Company’s consolidated statement of income from the agreement date, October 23, 2014, to June 30, 2015, which affects the comparability of our results.

Chellomedia Acquisition

As previously disclosed, on January 31, 2014, the Company completed its acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, for €750 million (approximately $1.0 billion). Results for Chellomedia are included in the Company’s consolidated statement of income from the acquisition date, January 31, 2014, to June 30, 2015, which affects the comparability of our results.

Please see the Company’s Form 10-Q for the period ended June 30, 2015 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, and restructuring expense or credit. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share from continuing operations less amortization of acquisition-related intangible assets, net of tax. The Company uses this financial measure to evaluate the Company’s performance exclusive of the impact of the non-cash amortization charge. Please see page 9 of this release for a reconciliation of this measure to earnings per diluted share from continuing operations.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:00 a.m. ET to discuss its second quarter 2015 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 82748755.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.
Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three and Six Months Ended June 30, 2015 and 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues, net	$601,138	$522,093	$1,269,820	$1,046,647
Operating expenses:
Technical and operating (excluding depreciation and amortization)	259,730	232,044	521,903	449,215
Selling, general and administrative	158,880	141,890	313,459	287,246
Restructuring expense	2,654	1,153	3,310	1,153
Depreciation and amortization	21,040	17,531	41,567	31,925
	442,304	392,618	880,239	769,539
Operating income	158,834	129,475	389,581	277,108
Other income (expense):
Interest expense	(32,571)	(33,923)	(65,595)	(65,695)
Interest income	792	318	1,229	659
Miscellaneous, net	11,384	869	1,154	(4,241)
	(20,395)	(32,736)	(63,212)	(69,277)
Income from continuing operations before income taxes	138,439	96,739	326,369	207,831
Income tax expense	(50,997)	(36,559)	(112,251)	(75,664)
Income from continuing operations	87,442	60,180	214,118	132,167
Loss from discontinued operations, net of income taxes	—	(1,732)	—	(2,482)
Net income including noncontrolling interests	87,442	58,448	214,118	129,685
Net (income) loss attributable to noncontrolling interests	(4,433)	207	(10,189)	337
Net income attributable to AMC Networks’ stockholders	$83,009	$58,655	$203,929	$130,022

Basic net income per share attributable to AMC Networks’ stockholders:
Income from continuing operations	$1.15	$0.84	$2.82	$1.84
Loss from discontinued operations	$—	$(0.02)	$—	$(0.03)
Net income	$1.15	$0.81	$2.82	$1.81

Diluted net income per share attributable to AMC Networks’ stockholders:
Income from continuing operations	$1.14	$0.83	$2.81	$1.83
Loss from discontinued operations	$—	$(0.02)	$—	$(0.03)
Net income	$1.14	$0.81	$2.81	$1.80

Weighted average common shares:
Basic weighted average common shares	72,447	72,043	72,327	71,910
Diluted weighted average common shares	73,128	72,802	72,685	72,343

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2015
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$182,553	$(7,212)	$(7,043)	$(651)	$167,647
International and Other	8,610	(13,828)	(1,758)	(2,003)	(8,979)
Inter-segment eliminations	166	—	—	—	166
Total	$191,329	$(21,040)	$(8,801)	$(2,654)	$158,834

	Three Months Ended June 30, 2014
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$136,918	$(5,046)	$(6,624)	$—	$125,248
International and Other	19,537	(12,485)	(2,136)	(1,153)	3,763
Inter-segment eliminations	464	—	—	—	464
Total	$156,919	$(17,531)	$(8,760)	$(1,153)	$129,475

	Six Months Ended June 30, 2015
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$435,811	$(14,574)	$(12,453)	$(717)	$408,067
International and Other	14,289	(26,993)	(3,636)	(2,593)	(18,933)
Inter-segment eliminations	447	—	—	—	447
Total	$450,547	$(41,567)	$(16,089)	$(3,310)	$389,581

	Six Months Ended June 30, 2014
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$314,664	$(9,953)	$(10,789)	$—	$293,922
International and Other	8,488	(21,972)	(3,050)	(1,153)	(17,687)
Inter-segment eliminations	873	—	—	—	873
Total	$324,025	$(31,925)	$(13,839)	$(1,153)	$277,108

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	June 30, 2015	March 31, 2015	June 30, 2014
National Networks Subscribers (a)
AMC	94,500	94,600	96,600
WE tv	85,400	85,000	85,800
BBC AMERICA	77,800	78,100	79,000
IFC	72,900	73,500	73,000
SundanceTV	60,800	57,400	57,100

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

Capitalization	June 30, 2015
Cash and cash equivalents	$241,060
Credit facility debt (a)	1,443,000
Senior notes (a)	1,300,000
Total debt	$2,743,000
Net debt	$2,501,940
Capital leases	28,791
Net debt and capital leases	$2,530,731
LTM AOCF (b)	$786,001
Leverage ratio (c)	3.2 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)
Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Six Months Ended June 30,
	2015	2014
Net cash provided by operating activities	$190,241	$177,451
Less: capital expenditures	(33,124)	(18,755)
Free cash flow	$157,117	$158,696

Adjusted Earnings Per Diluted Share

	Three Months Ended June 30,
	2015	2014
Earnings per diluted share from continuing operations	$1.14	$0.83
Amortization of acquisition-related intangible assets, net of tax (a)	0.09	0.07
Adjusted earnings per diluted share	$1.23	$0.90

	Six Months Ended June 30,
	2015	2014
Earnings per diluted share from continuing operations	$2.81	$1.83
Amortization of acquisition-related intangible assets, net of tax (b)	0.19	0.12
Adjusted earnings per diluted share	$3.00	$1.95

(a)	Amortization of acquisition-related intangible assets was $11 million and $8 million for the three months ended June 30, 2015 and June 30, 2014, respectively.

(b)	Amortization of acquisition-related intangible assets was $22 million and $14 million for the six months ended June 30, 2015 and June 30, 2014, respectively.